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                                                                       EXHIBIT 5



DUPONT PHOTOMASKS, INC.
100 TEXAS AVENUE
ROUND ROCK, TEXAS 78664


                                                                   June 10, 1996



             RE:  DuPont Photomasks, Inc.
                  Registration Statement on Form S-1


Dear Sirs:



    I have acted as counsel for DuPont Photomasks, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed offering of up to 4,000,000 shares of Common Stock, par value of $.01 per share (the "Common Stock"), and 600,000 shares of Common Stock that are the subject of an over-allotment option granted to the Underwriters.



    I have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-Laws of the Company, each as amended, and the proposed underwriting agreement among the Company, and the representatives of the several Underwriters in the form filed as Exhibit 1 to the Registration Statement (the "Underwriting Agreement") and such other documents, corporate records, certificates of public officials and instruments as I have considered necessary or advisable for the purpose of this opinion. I have assumed the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have not independently verified such information and assumptions.



    Subject to the foregoing, and based on such examination and review, I am of the opinion that:



        1. The Company is a corporation organized and existing in good standing under the laws of the State of Delaware.



        2. The 4,000,000 shares of Common Stock proposed to be offered by the Company, when issued and delivered upon payment therefor in accordance with the terms and conditions of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable.



    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all amendments thereto (including any post effective amendments) and any subsequent registration statement filed by the Company pursuant to Rule 462(b) of the Act, which relates to the Registration Statement. I also consent to the reference to me (i) contained under the heading "Legal Matters" in the Prospectus and (ii) in the Notes to the Combined Financial Statements with regard to my opinion with respect to ultimate liabilities resulting from lawsuits and claims, which forms part of the Registration Statement.



                                          Very truly yours,



                                          /s/ VAN H. LEICHLITER
                                          --------------------------------------


                                          Van H. Leichliter
                                          EXECUTIVE VICE PRESIDENT AND
                                          GENERAL COUNSEL